SEPARATION AGREEMENT

AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (this “Agreement”) is made and entered into as of September 12, 2012 (the “Separation Date”) by and between Jonathan Read (“Read”) and ECOtality, Inc., a Nevada corporation, and its affiliated entities, including parent, subsidiary, and sister corporations (collectively “Ecotality” or the “Company”), with Read and the Company together referred to herein as the “parties”.

In consideration of the covenants and promises contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.           Resignation and Separation of Employment.

(a)         Read hereby resigns, effective immediately upon the execution of this Agreement, from any officer, director, employee or other legal position associated with Ecotality including, but not limited to, those positions set forth on Exhibit A attached hereto. Read further agrees to promptly deliver any additional resignation letters that may be reasonably requested by the Company to evidence his resignation from any and all of such Ecotality offices or positions.

(b)         Read agrees that, as of the Separation Date, he will cease to be an officer, director or employee of, or have any connection with, or claims against Ecotality, except for payment of final wages and accrued and unused vacation as set forth in Section 5, below, and the payments or benefits due hereunder or under the Indemnification Agreements (as defined below).

2.           Termination of Existing Employment Agreement. The parties acknowledge that they are party to that certain Executive Management Employment Agreement, dated as of November 1, 2011 (the “Employment Agreement”), and mutually agree that, pursuant to Section 4.1(g) of the Employment Agreement and without further action required by either of the parties, the Employment Agreement is hereby terminated by mutual agreement of the parties as of the Separation Date. Read acknowledges that he is party to an undertaking relating to the advancement of certain legal expenses (the “Undertaking”). The parties acknowledge that they are party to that certain Indemnification Agreement, dated as of January 13, 2011 (together with the Undertaking, the “Indemnification Agreements”). The parties further agree that this Agreement, the surviving provisions of the Employment Agreement (as specified in Section 7.8 of the Employment Agreement) and the Indemnification Agreements, govern all future aspects of the relationship between Read and the Company, commencing as of the Separation Date.

3.           Separation Benefits. If Read signs this Agreement and does not revoke it pursuant to Section 25, below, he will receive the following separation benefits (the “Separation Benefits”), which are in addition to anything he is otherwise entitled to or has been paid by Ecotality, including but not limited to, any accrued and unused vacation pay:

(a)         Separation Payments. Ecotality will pay to Read (“Separation Payments”) an amount equal to $29,340.50 per month, subject to all applicable federal and state taxes and withholding, to be paid out on the Company’s regular pay cycle beginning on the first payroll cycle following the eighth day after the Separation Date (the “Acceptance Date”) and continuing until October 31, 2013, provided that Read has not revoked this Agreement before such Acceptance Date. If Read dies before all Separation Payments are made under this Section 3(a), all remaining Separation Payments will be made to Read’s estate in a lump-sum on the sixtieth (60th) day after Read’s death; provided that the Company may delay such payments until it is provided with proof of Read’s death but, in the case of amounts subject to Section 409A, only within the time periods necessary to avoid the imposition of taxes under Section 409A. Read acknowledges that these payments exceed what a departing employee at his level is entitled to, and that said payments are made in consideration for the promises and obligations contained herein. Read acknowledges and agrees that the first installment of the Separation Payment shall constitute adequate legal consideration for his promises in this Agreement, including the Release by Read in Section 6, and therefore if, during the period Read is receiving the Separation Payments, Read commits any act in contravention of Read’s covenants contained in the surviving provisions of the Employment Agreement, the Company shall not thereafter be obligated to pay any further Separation Payments (other than the first installment) to, or on behalf of, Read; provided that prior to any termination of Separation Payments the Company shall deliver a written notice to Read (the “Company Notice”) which identifies, in reasonable detail, the basis on which the Company believes it may terminate such Separation Payments and Read shall have a period of thirty (30) days from the date of the Company Notice to cure any alleged breach or respond in writing to the Company describing, in reasonable detail, the basis on which Read believes the Company does not have grounds to terminate Separation Payments (the “Employee Response”); provided further that if after the end of such thirty (30) day period Read has not cured the alleged breach or the Company determines, in good faith after taking into account the Employee Response, that the basis for termination described in the Company Notice remains valid, the Company may, in its reasonable discretion, cease making any and all future Separation Payments.

(b)         Incentive Plan Awards; Vesting and Exercise.

(i)         In accordance with the terms of the Ecotality, Inc. 2007 Equity Incentive Plan (the “EIP”), Read shall retain any ownership rights he has in and to his vested stock options, restricted stock or other Awards (as defined in the EIP) issued to him under the EIP prior to the Separation Date, but shall have no right to any new grants under the EIP. As of the Separation Date, vesting shall cease as to all of Read’s presently issued but unvested Awards in accordance with the terms of the EIP.

(ii)         In accordance with the EIP, to the extent Read held stock option Awards that were exercisable on the Separation Date, Read shall be entitled to exercise such stock option Awards for a period of ninety (90) days from the Separation Date or, if earlier, until the expiration of the stated term of the stock option Award.

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(c)         Medical Coverage Continuation. During the period Read is receiving Separation Payments, the Company agrees to contribute to his group health insurance premiums in the same percentage of the monthly cost that it paid immediately prior to the Separation Date, provided Read timely and properly applies for medical coverage continuation under the Consolidated Budget Reconciliation Act of 1986 (“COBRA”), and Read is and remains eligible for such COBRA coverage during that time (the “Healthcare Benefit”). Read will be responsible for payment of the remainder of the cost of COBRA medical coverage, and for the full cost of any dental or vision coverage he or any member of his family elects. Any failure by Read to pay his portion of coverage will result in termination of COBRA medical coverage. Nothing in this paragraph or elsewhere in this Agreement waives or otherwise releases Read’s rights under COBRA or any similar state laws or to receive a certificate of creditable coverage (or such other similarly entitled document) under the Health Insurance Portability and Accountability Act of 1996, from the plan that Read participates in at the time he elects to receive COBRA coverage. The parties acknowledge and agree that if, during the period Read is receiving Separation Payments, Read commits any act in contravention of Read’s covenants contained in the surviving provisions of the Employment Agreement, or becomes employed by an employer who provides group health benefits, the Company shall not thereafter have any further obligation to provide the Healthcare Benefit to Read.

(d)         Vehicle Allowance Continuation. During the period Read is receiving Separation Payments, the Company agrees to reimburse Read for the out-of-pocket cost of the lease, insurance, maintenance and similar expenses incurred by Read with respect to one automobile (specifically a Nissan LEAF) up to a maximum of one thousand dollars ($1,000) per month for such automobile-related expenses (the “Vehicle Allowance”). Read shall provide the Company with such itemized account, receipts of documentation for such automobile-related expenses as are required under the Company’s policy regarding the reimbursement of such expenses. The parties acknowledge and agree that if, during the period Read is receiving Separation Payments, Read commits any act in contravention of Read’s covenants contained in the surviving provisions of the Employment Agreement, or becomes employed by an employer who provides a company vehicle or a vehicle cost reimbursement benefit, the Company shall not thereafter have any further obligation to provide the Vehicle Allowance to Read.

(e)         Relationship to Other Plans. Read will not receive any benefits pursuant to any other Ecotality plan, or under U.S. law. The benefits provided to him by this Agreement are in lieu of and exceed any benefits to which he might be eligible under any other Ecotality plan, scheme, or under U.S. law. Read acknowledges that the payments he will receive under this Agreement exceed what a resigning employee is entitled to, and that these payments are made in consideration for his promises and obligations herein.

4.         Taxes. All separation payments will be treated as wages and will be subject to withholding of applicable taxes and employee social security contributions under United States and applicable state law.

5.         Payments on Separation from Employment. Ecotality will pay Read all of his earned wages and any accrued and unused vacation on the Separation Date. These payments (i.e., earned wages and unused vacation) will be paid to Read regardless of whether Read signs this Agreement or revokes it, pursuant to Section 25, below.

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6.         Release by Read. In consideration of the Separation Benefits provided in this Agreement, Read, on behalf of himself, his successors, heirs, administrators, executors, assigns, attorneys, agents and representatives, and each of them, irrevocably and unconditionally waives, releases, and promises never to assert against Ecotality or its present and former parent companies, affiliates, subsidiaries, officers, directors, present and former employees, attorneys, insurers, agents, successors, and assigns, and each of them (collectively, the “Ecotality Releasees”), any and all debts, claims, liabilities, demands, and causes of action of every kind, nature and description he may have against Ecotality Releasees to the fullest extent permitted by law, including all those arising out of or related to Read’s employment with Ecotality, or any affiliate, Read’s resignation from employment and all other positions with Ecotality or any affiliate, or any other claim of any kind arising from any act that occurred during Read’s employment with Ecotality including the cessation of employment contemplated by this Agreement; provided, however, that Read is not waiving any claims or rights that he may have under this Agreement or the Indemnification Agreements.

This release is intended to have the broadest possible application, and includes, but is not limited to, claims arising in any jurisdiction in the world, including any claims under U.S. federal, state, or local statutory or common law such as alleged violations of Title 23 of the Arizona Revised Statutes, including the Arizona Treble Damages Wage Statute (A.R.S. § 23-355 et seq.) and the Arizona Employment Protection Act, the Arizona Civil Rights Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act of 1993, the Workers Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act; the California Civil Code, the California Labor Code, the California WARN Act (Cal. Labor Code §§1400 et seq.), claims arising under contract or any alleged breach of tort law; and claims arising out of any law or public policy of the United States of America, the State of California, or any other governmental entity. Read expressly waives his right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Read or on his behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute, may not be waived, such as Read’s right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, and claims for any challenge to the validity of Read’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement.

Read accepts the amounts to which he is entitled by virtue of this Agreement as final settlement of accounts between the parties and declares expressly that, subject to performance of this Agreement and the Indemnification Agreements, neither Ecotality nor any other Ecotality Releasees – wherever located – will have any further obligations to Read. Read confirms that he has no further rights or claims – and to the extent relevant he knowingly and expressly waives any and all of such rights and claims – against Ecotality and the Ecotality Releasees, wherever located and under any applicable laws of any relevant jurisdiction, on the basis of the employment relationship and/or the termination of the Employment Agreement, including (without limitation) salary, bonuses, commissions, vacation pay, termination, discrimination, outplacement benefits, relocation benefits, protection indemnities of any nature, any other indemnities or on any other basis whatsoever. Nothing in this Agreement constitutes waiver or release of Read’s indemnification rights under the Indemnification Agreements or, if applicable, common or statutory law.

Read, moreover, expressly waives the right to invoke any factual or legal error or any omission whatsoever pertaining to the existence and extent of his rights.

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7.         Release by Ecotality. In consideration of the release provided by Read in this Agreement, Ecotality irrevocably and unconditionally waives, releases, and promises never to assert against Read, his successors, heirs, administrators, executors, assigns, attorneys, agents and representatives, and each of them (collectively, the “Read Releasees”), any and all debts, claims, liabilities, demands, and causes of action that it may have that arise out of actions taken by Read in the course and scope of his performance of his duties as an officer, director or employee of Ecotality; provided, however, that Ecotality is not waiving or releasing any claims or rights that it may have against Read as a result of Read’s fraudulent or dishonest conduct, knowing or intentional violation of law, failure to perform an act that he was required or directed by the Company, or agreed to do, or any claims Ecotality may have under the Indemnification Agreements.

8.         Cooperation. In consideration of this Agreement, Read will fully cooperate with Ecotality and its counsel as it relates, in any way, to the following: any foreign or domestic dispute (including, but not limited to, litigation, arbitration, and federal, state or local administrative inquiry) arising out of or related to any services he performed for Ecotality and which occurred during his employment with or other services to Ecotality. Full cooperation shall include, but not be limited to, review of documents, attendance at meetings, trial or administrative proceedings, depositions, interviews, or production of documents to Ecotality without the need of the subpoena process. During the period Read is receiving Separation Payments, such cooperation will be provided by Read without further compensation, other than reimbursement for reasonable out of pocket business expenses such as transportation, parking and meals or as specifically agreed in advance and in writing. In addition, as a condition to Ecotality executing this Agreement and providing the Separation Benefits hereunder, Read agrees to cooperate in all matters relating to the transition of his employment (including with respect to internal and external communication plans) and other matters reasonably requested by Ecotality after the Separation Date, without further compensation.

9.         No Existing Claims. Read warrants that neither Read nor any of the Read Releasees has any existing claims against Ecotality, or any of its present or former employees, and neither Read nor any of the Read Releasees has filed any complaints, charges, grievances, or lawsuits against any Ecotality Releasees, or any other person or entity which is released by this Agreement, with any federal, state, or other court or agency in any jurisdiction inside or outside the United States. Ecotality warrants that neither Ecotality nor any of the Ecotality Releasees has any existing claims against Read, and neither Ecotality nor any of the Ecotality Releasees has filed any complaints, charges, grievances, or lawsuits against any Read Releasees, or any other person or entity which is released by this Agreement, with any federal, state, or other court or agency in any jurisdiction inside or outside the United States.

10.         Section 1542 Waiver. Read waives all rights under California Civil Code section 1542, if applicable, and any similar statute or rule of decision in any other jurisdiction. Section 1542 reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.”

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By waiving all rights under section 1542, Read acknowledges that this release includes all claims, demands, or causes of action, attorneys’ fees and costs that Read may have against Ecotality Releasees. It is understood and agreed by Read that this Agreement waives all right, if any, under California Civil Code section 1542, and any similar statute or rule of decision in any other jurisdiction, and is a full and final release, and that it will extinguish claims, demands and causes of action that are known or unknown, foreseen, or unforeseen, anticipated or unanticipated, of every kind, nature and character Read may have against Ecotality as of the date Read executes this Agreement.

11.         No Admission of Liability. This Agreement is not an admission of liability on the part of Ecotality Releasees, or any of their present or former directors, officers, employees, shareholders, or agents. This Agreement is not an admission, directly or by implication, that Ecotality Releasees, or any of them, has violated any law, regulation, rule, or contractual right, or any other duty or obligation of any kind, including any duty or obligation owed to or allegedly owed to Read.

12.         Section 409A.

(a)         Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Read, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Read has a “separation from service” within the meaning of Section 409A. And for purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. Similarly, no separation payable to Read, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Read has a “separation from service” within the meaning of Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

(b)         Notwithstanding anything to the contrary in this Agreement, if Read is a “specified employee” within the meaning of Section 409A at the time of Read’s termination of employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six months following Read’s separation from service, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of Read’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit without regard to such delay. Notwithstanding anything herein to the contrary, if Read dies following Read’s separation from service, but prior to the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Read’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit without regard to such delay. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations to the extent permissible thereunder.

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(c)         Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(d)         The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Read agrees to amend this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition to Read under Section 409A, so long as such amendment or action does not reduce Read’s benefits hereunder. Read has had an opportunity to review this Agreement with his own legal and tax advisors and understands that Ecotality does not guarantee any particular tax effect for income provided to Read pursuant to this Agreement. In any event, except for Ecotality’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Read, Ecotality shall not be responsible for the payment of any applicable taxes, penalties or interest on compensation paid or provided to Read pursuant to this Agreement. In no event will the Company reimburse Read for any penalties, taxes or interest that may be imposed on Read as a result of Section 409A.

13.         Future Employment. Read acknowledges that any employment relationship he has had with Ecotality terminates irrevocably in accordance with this Agreement on the Separation Date, and that Read has no further relationship in the future with Ecotality. Read agrees to waive any claim for reinstatement or rehire.

14.         Attorneys’ Fees and Costs. The parties will bear their own fees and costs incurred in connection with negotiating and drafting this Agreement.

15.         Non-Assignment of Claims. Read represents and warrants that he has not assigned or otherwise transferred any interest in any claim that is the subject of this Agreement.

16.         Advice of Counsel. In executing this Agreement, Read acknowledges that he has had the opportunity to consult with, and be advised by, an independent lawyer of his choice, and that he has executed this Agreement voluntarily after independent investigation, and without fraud, duress, or undue influence.

17.         Ambiguities. Read has reviewed this Agreement, and has had a full opportunity to negotiate its contents. Read expressly waives any common law or statutory rule of construction that ambiguities are to be construed against the drafter of the Agreement, and Read agrees that the language of this Agreement will be in all cases construed as a whole, according to its fair meaning.

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18.         Integration. This Agreement, including the surviving provisions of the Employment Agreement as specified in Section 7.8 of that agreement and the Indemnification Agreements referenced above, constitutes a single, integrated written contract expressing the entire agreement of the parties. It supersedes all prior understandings and agreements, both oral and written. Other than this Agreement, there are no other agreement, written or oral, express or implied, between the parties with respect to the subject matter of the Agreement. The parties agree that this Agreement, including the surviving provisions of the Employment Agreement as specified in Section 7.8 of that agreement and the Indemnification Agreements referenced above, may be modified only in a writing that is signed by both an authorized representative of Ecotality and Read.

19.         Choice of Law. The parties agree that the formation, terms, and construction of this Agreement are governed by the laws of the State of Arizona, and where applicable, of the United States.

20.         Severability. If any provision of this Agreement is determined by any court of competent jurisdiction or arbitrator to be illegal, invalid, or unenforceable, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court or arbitrator, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby

21.         Clarification Requests. If at any time Read desires to participate in an activity that he believes might be prohibited by the surviving provisions of the Employment Agreement, he may request in writing a determination by the Company as to whether such proposed activity would violate any surviving provision of the Employment Agreement. Such written request (a “Clarification Request”) shall be sent to the Company and shall provide reasonably sufficient written information to allow the Company to evaluate the proposed activity. The Company shall respond in writing (a “Clarification Response”) to any Clarification Request that complies with this Section 21 within ten (10) business days of receipt thereof from Read. In any Clarification Response as to the proposed activity described in a Clarification Request, the Company may not unreasonably conclude that such proposed activity violates any surviving provision of the Employment Agreement. In the event that the Company does not deliver a Clarification Response to Read within such ten (10) business day period, the Company shall be deemed to have (a) irrevocably consented to the activity proposed in the Clarification Request and (b) irrevocably determined that such activity as described in the Clarification Request does not violate any surviving provision of the Employment Agreement. Any Clarification Request or Response shall be in writing and delivered with notice in accordance with the provisions of Section 26 of this Agreement.

22.         Disputes. The parties agree that, in the event of any dispute between or among them or claim for relief by either party against the other or any agency, successor, or assignee of the other, other than claims for injunctive relief requiring immediate intervention to prevent irreparable harm or damage, no claim for relief shall be filed until the claimant party has notified the other party in writing of the claim and the parties have submitted the matter to the National Arbitration Forum for mediation, under the Rules of Mediation of the Forum. The parties agree to participate, in good faith, in the mediation process, with the purpose to resolve any and all such claims and disputes without the necessity of litigation and agree that with regard to such claims, no claim shall be filed unless and until the parties agree or the mediator declares that an impasse exists.

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23.         Prevailing Party. If any dispute arises between the parties hereto concerning this Agreement or their respective rights, duties and obligations hereunder, the party prevailing in such proceeding, as determined by the arbitrator or court, shall be entitled to reasonable attorneys’ fees and costs in addition to any other relief that may be granted.

24.         Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, Read’s heirs, executors, and administrators, if any, and will be binding upon and will inure to the benefit of the individual or collective successors and assigns of Ecotality, and all of its present and former directors, officers, employees, shareholders, agents, and all persons acting by, through, or in concert with any of them.

25.         Notification of Rights Under the Older Workers Benefit Protection Act. The following notification is contemplated by the Older Workers Benefit Protection Act.

Read will have 21 days starting from the date he received this Agreement in which to accept the terms of the Agreement, although he may accept this Agreement at any time within those 21 days. Read is advised to and has consulted with an attorney about this Agreement. By signing this Agreement, Read understands that he is knowingly and voluntarily releasing his rights to pursue any claim under the Age Discrimination in Employment Act, as well as other types of claims. Read acknowledges that this Agreement does not apply to any new claims that may arise after the date Read signs this Agreement.

To accept the Agreement, Read must sign and date the Agreement and return it to H. Ravi Brar at Ecotality. Read will have seven (7) days after he signs this Agreement in which to revoke his acceptance. To revoke, Read must send to H. Ravi Brar at Ecotality a written statement of revocation by fax or overnight mail. If Read does not revoke his acceptance within the seven day revocation period, this Agreement shall become effective and enforceable on the Acceptance Date, and the Separation Benefits shall become payable as set forth above in Section 3 and subparts. If Read does not sign and return this Agreement by October 4, 2012, the offer of Severance Benefits will be automatically withdrawn and this Agreement will be of no force or effect.

By signing this Agreement, Read agrees that he will not pursue any claim covered by it. If he breaks this promise, he agrees to pay Ecotality’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims, other than claims to challenge the validity of this Agreement under the Older Workers Benefit Protection Act (the “OWBPA”) and the Age Discrimination in Employment Act (the “ADEA”). In spite of this Agreement, Read retains the right to challenge the knowing and voluntary nature of this Agreement under the OWBPA and the ADEA before a court, the Equal Employment Opportunity Commission (the “EEOC”), or any state or local agency permitted to enforce those laws, and this release does not impose any penalty or condition for doing so. Read understands that nothing in this Agreement prevents him from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by the EEOC or any state or local agency which can act as a referral agency for the EEOC. Read understands, however, that if he successfully pursues a claim against Ecotality under the OWBPA or the ADEA, Ecotality may seek to set off the amount of the Separation Payments and Health Benefits that were paid to him for signing this Agreement against any award he obtains. If he unsuccessfully pursues a claim against Ecotality under the OWBPA or the ADEA, then Ecotality may be entitled to recover its costs and attorneys’ fees to the extent specifically authorized by federal law.

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26.         Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage pre-paid. In case of the Company, mailed notices shall be addressed to its corporate headquarters as set forth in its most recent filing with the United States Securities and Exchange Commission, and all notices shall be directed to the attention of its Chief Executive Officer. In case of Read, mailed notices shall be addressed to Read at the home address that Read most recently communicated to the Company in writing.

27.         Scope of Business. The parties acknowledge and agree that, for purposes of Section 5 of the Employment Agreement, the business of the Company Group (as defined in the Employment Agreement) as of the Separation Date is the design, production, networking and deployment of charging systems for electric vehicles anywhere in Arizona, each of the other United States, Canada and Mexico.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned have read the foregoing Agreement, and accept and agree to the provisions contained therein and hereby execute it voluntarily, and with full understanding of its consequences as of the Separation Date.

/s/ Jonathan Read
Jonathan Read

ECOTALITY, INC.

/s/ H. Ravi Brar
By: H. Ravi Brar
Title: Chief Executive Officer
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Exhibit A

List of Officer, Director and Employee Positions Held by Read

•	ECOtality, Inc.: CEO, President and Director

•	Electric Transportation Energy Corporation: President and Director

•	ECOtality Australia Pty Ltd: Director

•	ECOtality Stores Inc.: President and Director

•	ECOtality Asia Pacific Ltd: Director

•	Portable Energy de Mexico, SA.DEC.V: Director

•	GHV Refrigeration Inc.: President and Director

•	The Clarity Group Inc.: CEO and Director

•	ETEC North LLC: President and Director

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